                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

    - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

      Date of Report (State of earliest event reported): September 28, 1999

                           UNAPIX ENTERTAINMENT, INC.
                           --------------------------
                Exact Name of Registrant as specified in charter

                                    DELAWARE
                 ----------------------------------------------
                 (State or Other Jurisdiction of Incorporation)

      1-11976                                             95-4404537
-------------------                           ----------------------------------
Commission file No.                           I.R.S. Employer Identification No.

                    200 MADISON AVENUE, 24TH FLOOR, NEW YORK
                    ----------------------------------------
                    (Address of Principal Executive Offices)

                                  (212)252-7600
              ----------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

Item 5.  Other Events

      On September 28, 1999, Unapix Entertainment, Inc. (the "Company") and its direct and indirectly owned subsidiaries (collectively, the "Borrowers") entered into a credit facility (the "Facility") with General Electric Capital Corporation ("GECC") providing for borrowings of up to $40,000,000 (the "Maximum Amount"). Loans are extended and required to be repaid based upon the then "Borrowing Base" [as such term is defined in the Credit and Security Agreement, dated September 28, 1999 (the "Credit Agreement"), by and among Borrowers and GECC]. The Borrowing Base consists of certain of the Company's accounts receivable and other contractual rights to payment as well as a specified amount that the Borrowers are permitted to borrow based upon the value of their library of films and other entertainment programming (such portion of the borrowing base is referred to as the "Library Credit"). The Library Credit is initially $26,000,000 and is required to be reduced by $500,000 per quarter, $1,000,000 per quarter, $2,000,000 per quarter and $3,000,000 per quarter during the second, third, fourth and fifth years of the Facility, respectively. The Library Credit also is required to be pre-paid under certain other circumstances. The Maximum Amount will be reduced by an amount equal to the amount that the Library Credit is reduced. Voluntary prepayments are subject to certain restrictions and a prepayment premium of 2%. The Borrowers paid to GECC a closing fee of $200,000 in addition to GECC's out-of-pocket expenses incurred in connection with the transaction. The Borrowers are also required to pay an unused line fee (the "Unused Line Fee") at a rate that is initially 0.5% per annum of the sum by which the Maximum Amount exceeds the average daily closing loan balance of the loans outstanding under the Facility during the period for which such fee is due.

      Interest on the outstanding loan balance accrues at a rate equal to, at the Borrowers' option, either (i) a floating rate equal to the "Index Rate" plus the "Applicable Margin" (as such terms are defined below) or (ii) a fixed rate for the periods of one, two or three months equal to the reserve adjusted London Interbank Offered Rate ("LIBOR RATE") plus the Applicable Margin. The "Index Rate" is the higher of the prime rate as reported by The Wall Street Journal or the overnight Federal Funds rate plus 50 basis points. The "Applicable Margin" for an Index Rate loan is initially 1.25% per annum and the Applicable Margin for a LIBOR loan is initially 3.25% per annum. Commencing with the fiscal quarter ended September 30, 2001, the Applicable Margins will be increased or decreased quarterly based upon the Borrowers' consolidated fixed charge coverage ratio for the immediately preceding four quarters.

      The term of the Facility expires on September 28, 2004. Outstanding amounts under the Facility are secured by a security interest in substantially all of the Borrowers' assets. The Facility contains restrictive covenants that require the Company to maintain minimum fixed charge coverage ratios, to achieve minimum "EBITDA" (earnings before interest, taxes, depreciation and amortization) thresholds, and to maintain minimum ratios of film library values to accounts payable and certain other costs, all determined monthly based upon the preceding 12 months. The covenants also, among other things, limit the payment of cash dividends on the Company's common stock and restrict (i) interest and principal payments on subordinated debt, (ii) the amount of costs that the Company can incur in developing, producing, financing or acquiring entertainment properties, (iii) the amount of costs and expenses that the Borrowers may incur with respect to theatrical release of films and (iv) the amount of unreleased completed product .

      The Facility replaces the Company's previous credit facility with Imperial Bank that permitted borrowings of up to $18,000,000 (the "Imperial Facility"). Proceeds from the Facility were utilized to repay the Imperial Facility in full. Approximately $6,000,000 of proceeds were used to repurchase $5,595,000 principal amount of the Company's outstanding subordinated indebtedness together with accrued and unpaid interest and a prepayment premium thereon.. In connection with such repurchase, an additional $5,395,000 principal amount of subordinated indebtedness (as well as accrued and unpaid interest and prepayment premiums thereon) was converted into, or exchanged for, shares of the Company's common stock at a price of $2.51875 per share. A total of 2,282,375 shares were issued in connection with such exchanges and conversions. Other proceeds from loans under the Facility have been, and will be, used for working capital purposes, including enabling the Borrowers to acquire distribution rights with respect to entertainment programming.

      Prior to the Company's entering into the Facility, the Company's wholly-owned subsidiary, Miramar Images, Inc., was merged into the Company.

      Item 7.  Financial Statements and Exhibits

      10.1 Credit and Security Agreement, dated as of September 28, 1999, among Unapix Entertainment, Inc., and its subsidiaries and GECC.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    UNAPIX ENTERTAINMENT, INC.


                                    By: /s/ DAVID A. DREILINGER
                                        -------------------------------
                                        David A. Dreilinger, Chief
                                        Operating Officer

Date: October 11, 1999